                                                                    Exhibit 99.2


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with our consolidated financial statements and related notes filed previously with the SEC. We operate on a 52/53-week fiscal year ending on the Sunday closest to September 30 of the applicable year.

General

   We are the leading North American manufacturer of steel containers for paint, coffee and certain other consumer and industrial products. Over 85% of our fiscal 2002 net sales were generated from product lines where we estimate we have the leading market share in the United States. Our product offerings include a wide variety of steel containers such as paint, coffee, aerosol and specialty cans which are used by our customers to package a diverse range of end-use products which, in addition to paint and coffee, include household and personal care products, automotive after-market products, paint thinners and driveway and deck sealants. We also provide our customers with metal shearing, coating and printing services through our material center services business. Our end-use markets have historically exhibited stable demand characteristics and our customer base includes leading participants in these markets. For fiscal 2002, paint cans, specialty cans, material center services, aerosol cans, coffee cans and steel pails represented 35%, 15%, 14%, 14%, 12% and 10% of our net sales, respectively.

   Approximately 75% of our fiscal 2002 net sales were made to customers with whom we have contractual relationships. As is common in our industry, our contracts are generally requirements based, granting us all or a percentage of a customer's requirements for a period of time instead of specific commitments to unit volume.

   Sales of certain of our products are to some extent seasonal, with sales levels generally higher in the second half of our fiscal year due primarily to higher demand for paint and related products during warmer periods. On an aggregate basis, however, our sales have not been significantly affected by seasonality.

   Raw materials used in our products include steel, energy, various coatings and inks and represent approximately 60% of our cost of products sold. We purchase all raw materials we require from outside sources. Steel is the largest component of our cost of products sold. Historically, we have generally been able to increase the price of our products to reflect increases in the price of steel, but we cannot assure you that we will be able to do so in the future.

   In fiscal 2000, we implemented several changes to our management team, including the appointment of our Chairman and Chief Executive Officer, Jean-Pierre M. Ergas. Since that time, we have increased our sales and implemented a series of focused cost reduction and productivity initiatives. Specifically, in this time we have: (i) reduced our cost of products sold through improved steel utilization and by consolidating our steel purchases among fewer suppliers; (ii) closed three under-performing manufacturing facilities and relocated volume to other plants; (iii) implemented a restructuring initiative, including the elimination of 30 employees, resulting in approximately $5.0 million in annualized selling and administrative cost reductions; and (iv) eliminated approximately $5.0 million in annualized manufacturing cost overhead by reducing the number of our operating units from three to one, resulting in the elimination of 59 positions.

   The following are the principal initiatives relating to the restructuring and impairment charges taken in the past three fiscal years:

   Fiscal 2002. During the third quarter of fiscal 2002, an additional $1.2 million restructuring charge was recorded due to a change in our previous estimate of the costs related to the closure of our Elizabeth, New Jersey manufacturing facility, which is described immediately below under "General--Fiscal 2001." Due to the weakening of both the general economy and the real estate market in the northeastern United States, we revised our estimate for future leasehold commitments to allow additional time to locate a subtenant for this facility.

   Fiscal 2001. During the third quarter of fiscal 2001, we recorded a $21.5 million restructuring and impairment charge related primarily to the closing of two manufacturing facilities and the write-down of intangible assets and equipment held for disposal as a result of that closing. The $21.5 million charge included a $16.2 million charge for asset impairments and a $5.3 million restructuring charge. The $16.2 million asset impairment charge included the write-off of $0.5 million in goodwill, $3.7 million in other intangibles and $12.0 million in redundant equipment at the manufacturing facilities that were closed. The redundant equipment was taken out of service in the third quarter. Facility closure costs, consisting primarily of future lease obligations, related to the closing of our manufacturing facilities in Elizabeth, New Jersey and Garland, Texas. All 208 of the planned employee terminations were completed and the manufacturing facilities closed by September 30, 2001.

   Fiscal 2000. During the second quarter of fiscal 2000, we recorded a restructuring and impairment charge related to the closing of two administrative offices, the termination of 89 employees and the write-down of equipment held for disposal. The restructuring and impairment charge totaled $5.9 million and consisted of $1.1 million related to administrative office closings, $1.1 million related to severance, $0.7 million related to contracts and other miscellaneous costs and $3.0 million related to impairments of equipment held for disposal. Both administrative offices were closed and 89 employees were terminated in fiscal 2000.

Results of Operations

Year ended September 29, 2002 (fiscal 2002) compared to year ended September 30, 2001 (fiscal 2001).

   Net Sales. Net sales for fiscal 2002 were $527.6 million, an increase of $52.6 million or 11.1%, from $475.0 million in fiscal 2001. The increase in net sales was primarily due to stronger customer demand resulting from growth in our customers' end-use markets during fiscal 2002 compared to fiscal 2001. This increase in net sales was also attributable to new business gained under contractual supply agreements. We gained new business and increased our market shares during fiscal 2002 primarily in the paint, coffee and aerosol markets.

   Cost of Products Sold. Cost of products sold, excluding depreciation and amortization, in fiscal 2002 was $456.8 million, an increase of $31.7 million or 7.5%, from $425.1 million in fiscal 2001. Cost of products sold, excluding depreciation and amortization, as a percent of net sales, decreased to 86.6% in fiscal 2002 from 89.5% in fiscal 2001. The decrease in cost of products sold, excluding depreciation and amortization, as a percentage of net sales was primarily attributable to lower manufacturing costs, improved operating efficiency and higher sales volumes which served to absorb fixed costs and increase overall margins. During fiscal 2002, we also realized benefits of our third quarter fiscal 2001 restructuring charge, which included the closing of two manufacturing facilities, and reallocation of volume to other more efficient manufacturing facilities. As part of this initiative, we also implemented a continuous operating schedule at four of our key manufacturing facilities which has increased capacity utilization and significantly lowered unit costs. Our cost of products sold, excluding depreciation and amortization, during fiscal 2002 also benefited from our consolidation of our steel purchases among a smaller group of suppliers and from improved steel utilization efficiency.



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   Depreciation and Amortization.  Depreciation and amortization decreased to
$19.6 million in fiscal 2002 from $20.7 million in fiscal 2001. The decrease was primarily attributable to equipment write-offs during the third quarter of fiscal 2001 associated with our restructuring charge during that quarter. The decrease in fiscal 2002 was partially offset by increased depreciation associated with capital expenditures.

   Selling and Administrative Expense. Selling and administrative expense decreased by $1.4 million to $14.2 million in fiscal 2002 from $15.6 million in fiscal 2001. The reduction results from ongoing overhead cost reduction initiatives. Selling and administrative expense as a percent of net sales was 2.7% for fiscal 2002 compared to 3.3% for fiscal 2001.

   Merger Related Transaction Costs. During the fourth quarter of fiscal 2002, we recorded $1.5 million of merger-related transaction costs associated with our agreement to be acquired by BCO Holding, an affiliate of Kelso & Company.

   Restructuring and Impairment Charge. During the third quarter of fiscal 2001, we recorded a $21.5 million restructuring and impairment charge as described above under "--General-Fiscal 2001."

   In the third quarter of fiscal 2002, an additional $1.2 million restructuring charge was recorded due to a change in estimate related to the closure of our Elizabeth, New Jersey manufacturing facility. Due to the weakening of both the general economy and the real estate market in the northeastern United States, we revised our estimate for future leasehold commitments to allow additional time to locate a subtenant for this facility.

   Interest Expense, Net. Interest expense, net, decreased to $13.1 million in fiscal 2002 from $15.3 million in fiscal 2001, primarily due to lower average debt levels and lower LIBOR based interest rates under our existing credit facility, which provides for floating interest rates. The LIBOR interest rate margin under our existing credit facility was 2.75% as of September 29, 2002.

   Income (Loss) Before Income Taxes and Extraordinary Item. Income (loss) before income taxes and extraordinary item for fiscal 2002 was $21.8 million, an increase of $44.0 million from $(22.2) million in fiscal 2001. The change resulted from the factors described above.

   Provision (Benefit) for Income Taxes. The provision for income taxes was $9.6 million for fiscal 2002. This was an increase of $15.6 million, from a benefit of $(6.0) million in fiscal 2002. The change was due to the increase in income before income taxes and extraordinary item, as described above, and an increase in our effective tax rate.

   Extraordinary Loss Resulting from the Extinguishment of Debt, Net. We recorded an extraordinary loss of $0.3 million, net of a $0.1 million related tax benefit, in fiscal 2001, related to unamortized deferred financing fees associated with the extinguishment of our former credit agreement. The former credit agreement was terminated upon the execution of our existing credit facility in May 2001.

   Net Income (Loss). Net income (loss) for fiscal 2002 was $12.3 million, an increase of $28.8 million from $(16.5) million in fiscal 2001. The change resulted from the factors described above.

Year ended September 30, 2001 (fiscal 2001) compared to year ended October 1, 2000 (fiscal 2000).

   Net Sales. Net sales for fiscal 2001 were $475.0 million, a decrease of $4.8 million or 1.0%, from $479.8 million in fiscal 2000. The net sales decrease was primarily due to volume declines in certain product categories resulting from a general business slowdown and customer inventory reductions during the first half of fiscal 2001. Net sales strengthened in the second half of fiscal 2001 and exceeded net sales in the second half of fiscal 2000 by $8.6 million or 3.5%.

   Cost of Products Sold. Cost of products sold, excluding depreciation and amortization, in fiscal 2001 was $425.1 million, an increase of $2.3 million or 0.5%, from $422.8 million in fiscal 2000. Cost of products sold as a percent of net sales increased to 89.5% in fiscal 2001 from 88.1% in fiscal 2000. The increase in cost of products sold, excluding depreciation and amortization, as percentage of net sales was primarily attributable to lower sales volumes and resulting weaker operating performance at certain of our manufacturing facilities during the first half of fiscal 2001.

   Depreciation and Amortization. Depreciation and amortization decreased to $20.7 million in fiscal 2001 from $22.4 million in fiscal 2000. The decrease was partially attributable to our decision to decrease the useful lives and fully depreciate certain computer equipment in fiscal 2000, which resulted in additional depreciation expense in fiscal 2000 of $2.5 million, and to reductions in depreciation in fiscal 2001 resulting from equipment write-offs associated with our fiscal 2001 plant restructuring initiatives. The decrease in fiscal 2001 was partially offset by increased depreciation associated with capital expenditures in fiscal 2001.

   Selling and Administrative Expense. Selling and administrative expense decreased to $15.6 million in fiscal 2001 from $17.1 million in fiscal 2000, primarily due to the elimination of costs resulting from a full year realization of the benefits of our fiscal 2000 restructuring.

   Restructuring and Impairment Charge. During the third quarter of fiscal 2001, we recorded the $21.5 million restructuring and impairment charge described above under "--General-Fiscal 2001."

   Interest Expense, Net. Interest expense, net, decreased to $15.3 million in fiscal 2001 from $16.7 million in fiscal 2000, primarily due to lower average debt levels and lower interest rates under our existing credit facility, which provides for floating interest rates.

   Income (Loss) Before Income Taxes and Extraordinary Item. Income (loss) before income taxes and extraordinary item for fiscal 2001 was $(22.2) million, a decrease of $18.9 million from $(3.3) million in fiscal 2000. The change resulted from the factors described above.

   Provision (Benefit) for Income Taxes. The provision (benefit) for income taxes increased to a benefit of $(6.0) million in fiscal 2001 from a benefit of $(0.3) million in fiscal 2000. The change was due to the decrease in income
(loss) before income taxes and extraordinary item, as described above, and an increase in our effective tax rate.

   Extraordinary Loss Resulting from the Extinguishment of Debt, Net. We recorded an extraordinary loss of $0.3 million, net of a $0.1 million related tax benefit, in fiscal 2001 related to unamortized deferred financing fees associated with the extinguishment of our former credit agreement. The former credit agreement was terminated upon the execution of our existing credit facility in May 2001.

   Net Income (Loss). Net income (loss) for fiscal 2001 was $(16.5) million, a decrease of $13.6 million from $(2.9) million in fiscal 2000. The change resulted from the factors described above.

Seasonality

   Sales of certain of our products are to some extent seasonal, with sales levels generally higher in the second half of our fiscal year due primarily to higher demand for paint and related products during warmer periods. On an aggregate basis, however, our sales have not been significantly affected by seasonality.

Liquidity and Capital Resources

  After our Merger with BCO Holding

   We expect that the transactions associated with our merger with BCO
Holding, an affiliate of Kelso & Company (hereafter, the "transaction") will require total cash of approximately $309.9 million, which will be used to fund the cash consideration payable to our stockholders and option holders under the merger agreement with BCO Holding, repay our existing debt and pay fees and expenses associated with the transactions. We expect the cash requirements of the transactions to be financed through an equity financing of approximately $79.9 million by equity investors, borrowings of up to $40.0 million from our new credit facility and $190 million of proceeds from an offering of new senior subordinated notes. In addition, in connection with the transactions, certain of our existing stockholders and option holders will exchange stock and options in BWAY valued at $20.3 million for stock and options in BCO Holding.

   Upon completion of the transactions, we intend to fund our ongoing obligations from cash flow from operations and borrowings under our new credit facility.

   Interest payments on the new senior subordinated notes and on borrowings under our new credit facility will significantly increase our liquidity requirements. Our new credit facility is expected to provide for up to $90.0 million of borrowings under the revolving facility. We expect to use $40.0 million of the facility to finance a portion of the transactions. The balance will be available for working capital, general corporate purposes and acquisitions. Borrowings under the revolving facility are expected to bear interest at variable rates plus an applicable margin.

   Borrowings under our new credit facility are expected to be subject to certain conditions and limitations, including a borrowing base formula. The indenture governing the new senior subordinated notes will, and our new credit facility is expected to, contain significant financial and operating covenants, including prohibitions on our ability to incur certain additional indebtedness or to pay dividends, and restrictions on our ability to make capital expenditures. Our new credit facility is also expected to require that we maintain certain financial ratios and will also contain borrowing conditions and customary events of default, including nonpayment of principal or interest, violation of covenants, inaccuracy of representations and warranties, cross-defaults to other indebtedness, bankruptcy and other insolvency events.

   We expect that our total capital expenditures will be approximately $14.8 million during the fiscal year ending September 28, 2003, which we refer to as fiscal 2003.



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   We expect that cash provided from operations and available borrowings under our new credit facility will provide sufficient working capital to operate our business, to make expected capital expenditures and to meet foreseeable liquidity requirements, including debt service on the new senior subordinated notes. We cannot assure you, however, that our business will generate sufficient cash flows or that future borrowings will be available in an amount sufficient to enable us to service our debt, including the new senior subordinated notes, or to fund our other liquidity needs.

  Before the Transactions

   Our cash requirements for operations and capital expenditures during fiscal 2002 and fiscal 2001 were primarily financed through internally generated cash flows and borrowings under our existing credit facility. During fiscal 2002, cash and cash equivalents increased $19.2 million and net credit facility borrowings decreased $12.8 million. We had no borrowings outstanding under our existing credit facility at September 29, 2002. During fiscal 2001, cash and cash equivalents decreased $0.7 million and net borrowings under our existing credit facility decreased by $13.4 million to $12.8 million.

   At September 29, 2002, we had a $90.0 million credit facility with an available borrowing limit of $75.3 million under borrowing base limitations and excess availability of $72.1 million. The $3.2 million difference between the available borrowing limit and excess availability relates to standby letters of credit and lockbox receipts in transit. Our existing credit facility limits available borrowings based on a fixed asset sub-limit and percentages of eligible accounts receivable and inventories. We were in compliance with all our existing credit facility covenants at September 29, 2002.

   Credit facility interest rates are currently based on interest rate margins for either the prime rate (as determined by Deutsche Bank AG, New York branch) or LIBOR. The interest rate margin on prime borrowings is fixed for the term of the agreement at 1.00% and the LIBOR interest rate margin was fixed at 2.75% during fiscal year 2002. Beginning in fiscal 2003, and continuing through the completion of our merger with BCO Acquisition, the LIBOR rate margin shall be determined quarterly based on our ratio of total indebtedness to earnings before interest, taxes, depreciation and amortization. For the first quarter of fiscal 2003, the LIBOR rate margin is 2.00%.

   During fiscal 2002, net cash provided by operating activities was $46.1 million. Of this amount, net income contributed $12.3 million, depreciation and amortization contributed $19.6 million, the restructuring and impairment charge contributed $1.2 million and changes in provision for doubtful accounts, deferred income taxes, accounts payable, accrued and other current liabilities and income taxes, net, contributed $18.6 million. We used our net cash during fiscal 2002 primarily to increase accounts receivable by $7.0 million.

   During fiscal 2001, net cash provided by operating activities was $22.1 million. Of this amount, net loss contributed $16.5 million, depreciation and amortization contributed $20.7 million, the restructuring and impairment charge contributed $21.5 million and changes in other assets, inventories, accounts payable and income taxes receivable contributed $6.7 million. We used our net cash during fiscal 2001 primarily for changes in accounts receivable and accrued liabilities of $5.0 million and changes in deferred taxes of $6.5 million.

   During fiscal 2002, net cash used in investing activities was $9.5 million. We used $10.6 million for capital expenditures in fiscal 2002. We received $0.6 million in proceeds from the disposition of property, plant and equipment and $0.4 million in proceeds from the sale of stock received from an insurance company demutualization.

   During fiscal 2001, net cash used in investing activities was $4.0 million. We used $9.4 million for capital expenditures in fiscal 2001. We received $5.4 million in proceeds from the disposition of property, plant and equipment in fiscal 2001, primarily from the sale of the Chicago, Illinois material center services facility, which was recorded in Assets Held for Sale at October 1, 2000.

   During fiscal 2002, net cash used by financing activities was $17.3 million. During fiscal 2002, net repayments under our existing credit agreement were $12.8 million. We also used approximately $4.4 million to decrease unpresented bank drafts.

   During fiscal 2001, net cash used by financing activities was $18.8 million. During fiscal 2001, net repayments under our credit existing agreement were $13.4 million. We also used approximately $2.0 million of cash for the repurchase of our common stock in fiscal 2001 and approximately $2.5 million for financing costs.

   At September 29, 2002, covenants under our existing credit agreement prohibited us from paying stockholder dividends, making other restrictive payments or incurring certain additional indebtedness. The existing indenture governing our outstanding 101/4% senior subordinated notes due 2007 also contains certain restrictive covenants, including limitations on asset sales and incurrence of certain additional indebtedness. Covenants in the indenture restricted our ability to pay stockholder dividends and other restricted payments in an amount greater than $21.0 million at September 29, 2002.

Contractual Obligations and Commercial Commitments

   The following chart describes our material contractual cash obligations as of September 29, 2002.

                                              Payments Due by Period
                                       -------------------------------------
                                              Less than  1-3   4-5   After 5
    Contractual Obligations            Total   1 year   years years   years
    -----------------------            ------ --------- ----- ------ -------
                                               (Dollars in millions)
    Long-term debt(1)(2).............. $100.0   $ --    $ --  $100.0  $  --
    Operating and capital leases......   35.0    5.1     8.5     5.8   15.6
    Other long-term obligations(3)....   10.2    0.1     0.6     1.1    8.4
                                       ------   ----    ----  ------  -----
    Total contractual cash obligations $145.2   $5.2    $9.1  $106.9  $24.0
                                       ======   ====    ====  ======  =====

--------
(1) No borrowings were outstanding under our existing credit agreement at September 29, 2002. Our existing credit agreement will be amended and restated or refinanced in connection with our merger with BCO Acquisition.
(2) $100.0 million in principal was outstanding at September 29, 2002. In connection with our merger with BCO Acquisition, we will make a tender offer for all of the outstanding 101/4% senior subordinated notes due 2007 under our existing indenture.
(3) Other long-term obligations include certain future payments related to supplemental executive retirement benefit obligations for certain of our current and retired executives. The amounts shown in the table are the maximum future benefit payments subject to certain actuarial assumptions regarding life expectancy, which will differ from the actuarially determined liability related to these obligations. The actuarially determined amounts are included in our consolidated balance sheet in "Other Long-Term Liabilities" as of September 29, 2002.

   The following chart describes our material contractual cash obligations on a pro forma basis to give effect to the transactions.

                                              Payments Due by Period
                                       ------------------------------------
                                              Less than  1-3   4-5  After 5
    Contractual Obligations            Total   1 year   years years  years
    -----------------------            ------ --------- ----- ----- -------
                                              (Dollars in millions)
    Long-term debt(1)................. $230.0   $ --    $ --  $40.0 $190.0
    Operating and capital leases......   35.0    5.1     8.5    5.8   15.6
    Other long-term obligations(2)....   10.2    0.1     0.6    1.1    8.4
                                       ------   ----    ----  ----- ------
    Total contractual cash obligations $275.2   $5.2    $9.1  $46.9 $214.0
                                       ======   ====    ====  ===== ======

--------
(1) Includes $190.0 million relating to the new senior subordinated notes and $40.0 million relating to the portion of our new credit facility, which is expected to be drawn at the closing of the transactions.
(2) Other long-term obligations include certain future payments related to supplemental executive retirement benefit obligations for certain of our current and retired executives. The amounts shown in the table are the maximum future benefit payments subject to certain actuarial assumptions regarding life expectancy, which will differ from the actuarially determined liability related to these obligations.

   At September 29, 2002, we had letters of credit in the aggregate amount of approximately $3.2 million in favor of our workers' compensation insurer and purchasing card vendor. The letters of credit expire in less than one year.

  Commitments and Contingencies

   On January 22, 2002, the SEC issued an interpretive release on disclosures related to liquidity and capital resources, including off-balance sheet arrangements. We do not have any off-balance sheet arrangements. Except as described elsewhere in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" section, we are not aware of factors that are reasonably likely to adversely affect liquidity trends.

Effect of Inflation

   Historically, with the exception of steel, we have not been able to pass through price increases in our raw materials to our customers. Although historically, we have generally been able to increase the price of our products to reflect increases in the price of steel, we cannot assure you that we will be able to do so in the future. We believe that inflation will not have a material adverse impact on us.

Recent Accounting Pronouncements

   The EITF reached a consensus in September 2000 regarding Issue No. 00-10, Accounting for Shipping and Handling Fees and Costs, which requires companies to report shipping and handling fees and costs as a component of cost of sales. We adopted this consensus in the fourth quarter of fiscal 2001, the effect of which was offsetting increases in net sales and cost of sales in the consolidated statements of operations for all reported periods. Reclassifications of $19.1 million and $19.2 million for fiscal 2001 and 2000, respectively, were reflected for all periods shown for comparative purposes.

   In June 2001, the FASB issued SFAS 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting. SFAS 142 changes the accounting for goodwill and other intangible assets. Upon adoption, goodwill will no longer be subject to amortization over its estimated useful life. Rather, goodwill will be subject to at least annual assessments by reporting units for goodwill impairment based on fair value measurements. All other acquired intangibles will be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed or exchanged, regardless of our intent to do so. Other intangibles will be amortized over their useful lives.

   SFAS 142 became effective for us at the beginning of fiscal 2003 (the implementation date). SFAS 142 requires a transitional impairment test as of the implementation date, which involves (1) identifying reporting units, (2) determining carrying value of each reporting unit by assigning assets and liabilities, including existing goodwill and intangible assets, to those reporting units, and (3) determining the fair value of each reporting unit. If the carrying value of any reporting unit exceeds its fair value, then the amount of any goodwill impairment will be determined through a fair value analysis of each of the assigned assets (excluding goodwill) and liabilities.

   We have begun the initial assessment required under SFAS 142 and do not expect a material impact on our financial position and results of operations related to accounting for goodwill and intangible assets as a result of such assessment.

   At September 29, 2002, the carrying value of goodwill was $68.0 million and annual amortization expense associated with goodwill was approximately $2.3 million.

   We must finalize the transitional impairment test before March 30, 2003. Following the transitional impairment test, our goodwill balances will be subject to annual impairment tests using the same process described above. If any impairment were indicated as a result of the annual test, an impairment charge would be recorded as part of income from operations.

   In June 2001, the FASB issued SFAS 143, Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The adoption of this statement is effective for us for fiscal 2003. We believe the adoption of this statement will not have an impact on our financial position and results of operations.

   In August 2001, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The adoption of this statement is effective for us for fiscal 2003. We believe the adoption of this statement will not have an impact on our financial position and results of operations.

   In April 2002, the FASB issued SFAS 145, Recission of FASB Statements No. 4, 44, and 46, Amendment of FASB Statement No. 13, and Technical Corrections. This statement eliminates the current requirement that gains and losses on extinguishment of debt must be classified as extraordinary items in the statement of operations. Instead, the statement requires that gains and losses on extinguishment of debt be evaluated against the criteria in APB Opinion 30 to determine whether or not it should be classified as an extraordinary item. Additionally, the statement contains other corrections to authoritative accounting literature in SFAS 4, 44 and 46. The changes in SFAS 145 related to debt extinguishment become effective for us in fiscal 2003 and the other changes were effective for all financial statements issued on or after May 15, 2002.

   In June 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities. This statement is effective for exit or disposal activities initiated after

December 31, 2002, and requires these costs to be recognized as liabilities are incurred in periods following a commitment to an exit or disposal plan.

Critical Accounting Policies

   Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, which often require the judgment of management in the selection and application of certain accounting principles and methods. We believe that the quality and reasonableness of our most critical policies enable the fair presentation of our financial position and results of operations. However, investors are cautioned that the sensitivity of financial statements to these methods, assumptions and estimates could create materially different results under different conditions or using different assumptions.

   In response to the SEC's Release No. 33-8040, Cautionary Advice Regarding Disclosure About Critical Accounting Policies, we have identified the following as the most critical accounting policies upon which our financial status depends. These critical policies were determined by considering accounting policies that involve the most complex or subjective decisions or assessments. Our most critical accounting policies are as follows:

   Revenue Recognition. We recognize revenue when products are shipped and title and risk of loss pass to our customers. Provisions for discounts, returns, allowances, customer rebates and other adjustments are provided for in the same period as the related revenues are recorded. We estimate allowances based on the aging of accounts receivable and customer creditworthiness. Allowances are also provided for amounts in dispute with customers. Our estimate of the allowance amounts that are necessary includes amounts for specifically identified losses and a general amount for estimated losses. The determination of the amount of the allowance accounts is subject to significant levels of judgment and estimation by management. If circumstances change or economic conditions deteriorate, we may need to increase the allowance for doubtful accounts.

   Inventories. Inventories are carried at the lower of cost or market, with cost determined under the last-in, first-out, or LIFO, method of inventory valuation. We estimate reserves for inventory obsolescence and shrinkage based on inventory aging and our judgment of future realization. Projected inventory losses are recognized at the time the loss is evident rather than when the goods are ultimately sold.

   Restructuring and Impairment. In fiscal 2001, we recorded a restructuring and impairment charge related primarily to a manufacturing and cost structure rightsizing plan. The determination of the amount of these items involved the estimation of the amount of liabilities that will be incurred in the future. The actual amounts that will ultimately be incurred may differ significantly from the amounts originally estimated. Adjustments to the previously estimated amounts are recorded when it becomes evident that a particular item will be settled for more or less than was originally estimated.

   Accrued Rebates. We enter into contractual agreements with our customers for rebates on certain products. We accrue a provision for these rebates and take a charge against net sales in the same period as the associated revenue is recognized.

Quantitative and Qualitative Disclosures About Market Risk

   The fair value of our outstanding 101/4% senior subordinated notes due 2007 is exposed to the market risk of interest rate changes. We expect to acquire or redeem all such existing notes in connection with our merger with BCO Acquisition. The fair value of the new senior subordinated notes to be issued in connection with our merger with BCO Holding will also be exposed to the market risk of interest rate changes. Our cash flows and earnings are also exposed to the market risk of interest rate changes resulting from variable rate borrowings under our existing credit facility, and will continue to be exposed to such market risks under our new credit facility to be entered into in connection with our merger with BCO Acquisition.

   Our existing credit facility permits us to borrow up to $90.0 million, subject to certain conditions and limitations, including a borrowing base formula. Borrowings under our existing credit facility bear interest at either the prime rate or LIBOR, plus an applicable spread percentage. Borrowings under our new credit facility are expected to yield interest on the same basis. We determine whether to borrow at prime or LIBOR plus the applicable rate margin based on cash requirements. The interest rate spread on prime borrowings under our existing credit facility is fixed at 1.0%. The interest rate spread on LIBOR borrowings under our existing credit facility at September 29, 2002 was 2.75% and the rate spread was fixed through fiscal year 2002. Beginning in fiscal 2003, pending the completion of the transactions, the LIBOR rate margin shall be determined quarterly based on our ratio of total indebtedness to EBITDA. Thereafter, the LIBOR rate margin is expected to be determined based on the applicable financial tests under our new credit facility. At September 29, 2002, no borrowings were outstanding under our existing credit facility. Each 100 basis point increase in interest rates under our existing credit facility would impact quarterly pretax earnings and cash flows by less than $0.1 million at the September 29, 2002 debt level.

   We purchase approximately $1.0 million of equipment and spare and/or replacement parts annually from foreign suppliers in transactions denominated in foreign currencies. These purchases are exposed to the market risk of exchange rate changes from fluctuations in the value of these foreign currencies in relation to the U.S. Dollar.

   We do not enter into derivatives or other market risk-sensitive instruments to hedge interest rate or exchange rate risk or for trading purposes.